Exhibit 5.1

May 22, 2007

Power-Save Energy Company
3940-7 Broad Street, #200
San Luis Obispo, CA 93401

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

               We have acted as counsel to Power-Save Energy Company, a Utah corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration of 2,490,222 shares (the "Shares") of Company's Common Stock, no par value (the "Common Stock") currently held in the name of Michael Forster.

               As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and By-laws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that the Shares are duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

               We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference of our name in the prospectus under the name "Legal Matters."

Respectfully submitted,

/s/ DUANE MORRIS LLP